Exhibit 99.1

NEWS RELEASE

PRESS RELEASE NOVEMBER 29, 2004

Contacts:	W. Brian Kretzmer	James W. Dolan
	MAI Systems Corporation	MAI Systems Corporation
	Chief Executive Officer	Chief Financial Officer
	949-598-6160	949-598-6404
	brian.kretzmer@maisystems.com	james.dolan@maisystems.com

MAI Systems Reports Third Quarter 2004 Results

LAKE FOREST, CA (November 29, 2004) . . . MAI Systems Corporation (MAIY.OB) announced its third quarter results. Revenue for the Quarter Ending September 30, 2004 was $4.9 million, Net loss of ($58,000) and $0.00 EPS; versus revenues $4.8 million, Net Income $132,000 and EPS of $0.01 for the same period a year ago. Revenue for the Nine Months Ending 9/30/04 was $15.0 million, Net Income $0.2 million, and EPS $0.01. This compares to $14.8 million, $0.3 million, and $0.02, respectively, for the same period last year.

W. Brian Kretzmer, CEO of MAI Systems Corporation, commented, “Our year to year results are very consistent. We are pleased with our ability to continue our commitment to product development, maintain our revenue level and begin to gain customer acceptance for our new Enterprise products.”

MAI Systems Corporation, headquartered in Lake Forest, California has worldwide offices for Hotel Information Systems, Inc. sales and service. Hotel Information Systems, Inc. provides total enterprise management solutions, improving critical operations and profitability for global lodging organizations. For information on the Company’s innovative hospitality solutions, call toll-free 800-497-0532, or visit the Hotel Information Systems website at www.hotelinfosys.com.  MAI Systems Corporation can be found on the World Wide Web at www.maisystems.com.

Certain statements in this news release may constitute “forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, declining economic conditions, including a slowdown or recession; future terrorist activities affecting the hospitality industry; the Company’s ability to retain and increase revenue from existing clients and to execute agreements with new clients; the successful implementation of strategic relationships with other vendors and service providers; the competitive nature of the market for our software products and services; rapid technological change in the software industry and possible delays in development or shipment of new versions of key product lines; the Company’s ability to attract and retain qualified technical and management personnel; inability to control costs; changes in our product pricing; changes in business strategy or development plans; and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and other interim reports filed from time to time with the Securities and Exchange Commission. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

TABLE FOLLOWS

More – More – More

MAI SYSTEMS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	(in thousands, except per share data)		(in thousands, except per share data)
	2003	2004	2003	2004
Revenue:
Software	$842	$842	$3,098	$2,945
Network and computer equipment	104	118	339	329
Services	3,868	3,923	11,315	11,683
Total revenue	4,814	4,883	14,752	14,957

Direct costs:
Software	167	40	425	369
Network and computer equipment	73	103	238	272
Services	1,109	1,264	3,384	3,446
Total direct costs	1,349	1,407	4,047	4,087

Gross profit	3,465	3,476	10,705	10,870

Selling, general and administrative expenses	2,307	2,200	7,277	6,900
Research and development costs	764	956	2,104	2,756
Other expense (income)	(134)	48	(181)	67

Operating income	528	272	1,505	1,147

Interest income	—	—	1	1
Interest expense	(286)	(303)	(928)	(882)
Other non-operating expense	(98)	(22)	(309)	(60)

Income (loss) before income taxes	144	(53)	269	206
Income tax benefit (expense)	(12)	(5)	41	(15)

Net income (loss)	$132	$(58)	$310	$191

Income (loss) per share:

Net income (loss) per share:

Basic income (loss) per share	$0.01	$0.00	$0.02	$0.01

Diluted income (loss) per share	$0.01	$0.00	$0.02	$0.01

Weighted average common shares used in determining income (loss) per share:

Basic	14,575	14,676	14,525	14,676
Diluted	14,875	14,676	14,825	14,676

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